                            EXHIBIT 2 TO SCHEDULE 13D

                  SERIES AA PREFERRED STOCK PURCHASE AGREEMENT

                  This SERIES AA PREFERRED STOCK PURCHASE AGREEMENT (the "Agreement") dated March 9, 1998 is entered into by and between Affymetrix, Inc., a California corporation (together with its successors, the "Company"), and Glaxo Wellcome Americas Inc., a Delaware corporation ("Investor").

                  Unless otherwise defined herein, capitalized terms used herein and not defined herein shall have the meanings given to them under the Securities Act of 1933, as amended (the "Securities Act").

                  The parties hereto agree as follows:

                  1. PURCHASE AND SALE. In consideration of and upon the basis of the representations, warranties and agreements and subject to the terms and conditions set forth in this Agreement:

                           (a) Investor agrees to purchase from the Company and the Company agrees to sell to Investor, on the Closing Date specified in Section 2 hereof, 1,634,522 shares of the Company's Series AA Preferred Stock (the "Preferred Shares") for a price per share equal to $30.59 (the "Purchase Price"). On or before the Closing Date (as defined below), the Company will have authorized the sale and issuance to Investor of the Preferred Shares, having the rights, preferences and privileges set forth in the Certificate of Determination attached hereto as EXHIBIT A (the "Certificate of Determination").

                           (b) The term "Conversion Stock" shall mean any shares of the Company's common stock, no par value per share (the "Common Stock") issued or to be issued to Investor upon conversion of the Preferred Shares pursuant to the terms of this Agreement and the Certificate of Determination.

                  2.  CLOSING.

                           (a)  The closing of the sale of the Preferred Shares
(the "Closing") shall take place on March 31, 1998 upon satisfaction or, if applicable, waiver of the conditions set forth in Sections 6 and 7 hereof, or at such other date and time as the Investor and the Company shall mutually agree (such date and time being referred to herein as the "Closing Date").

                            (b) At the Closing, the Company shall deliver to
Investor a certificate representing the Preferred Shares that Investor is purchasing, duly registered on the books of the Company in the name of Investor, against payment by Investor of the Purchase Price by check or wire transfer of immediately available funds.

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                  3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

                  Except as set forth in the Disclosure Letter delivered to Investor by the Company concurrently with this Agreement, the Company hereby represents and warrants to Investor as follows:

                           (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

                           (b) All corporate action on the part of the Company, its officers and directors necessary for the authorization, execution and delivery of this Agreement, the Voting Trust Agreement dated of the Closing Date between the Company, Wachovia Bank, N.A. (the "Trustee") and Investor ("Voting Trust Agreement") in the form attached hereto as EXHIBIT B, the Amendment to Governance Agreement dated as of the Closing Date between the Company and Glaxo Wellcome PLC ("Glaxo") and accepted and agreed to by the Investor (the "Amendment") in the form attached hereto as EXHIBIT C, the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Preferred Shares being sold hereunder and the Common Stock issuable upon conversion of the Preferred Shares has been taken or will be taken prior to the Closing, and this Agreement, the Voting Trust Agreement and the Amendment constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except
         (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

                           (c) The Company is not in violation or default of any provision of its Amended and Restated Articles of Incorporation or bylaws, or of any judgment, order, writ, or decree by which it is bound. The Company is not in violation or default in any material respect of any instrument or contract to which it is a party or by which it is bound, or, to its knowledge, of any provision of any federal or state statute, rule or regulation applicable to the Company. The execution, delivery and performance of this Agreement, the Voting Trust Agreement, and the Amendment, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations or any of its assets or properties.

                           (d) Except as may be required under the
         Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except (i) the filing of the Certificate of Determination with the Secretary of State of California; and (ii) the filing pursuant to

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         Regulation D promulgated by the Securities and Exchange Commission under the Securities Act, which filing will be effected within 15 days of the sale of the Preferred Shares hereunder, or such other post-closing filings as may be required.

                           (e) Except as disclosed in the SEC Filings (as defined below) and in the Company's registration statement on Form S-3 as filed with the SEC on October 17, 1997 (the "S-3"), (i) there is no action, suit, proceeding or investigation pending or, to the Company's knowledge, currently threatened against the Company that questions the validity of this Agreement, the Voting Trust Agreement or the Amendment, or the right of the Company to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, and
         (ii) there is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, currently threatened in writing against the Company, or against any executive officer or director of the Company which might result, either individually or in the aggregate, in any material adverse change in the business, properties, financial condition or operating results of the Company, as such business is presently conducted.

                           (f) The Company has timely filed all filings with the United States Securities and Exchange Commission (the "SEC") under the Securities Act or under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or under the rules and regulations promulgated by the SEC (any such filing, an "SEC Filing") required to be filed by the Company pursuant to such acts and no SEC Filing contained, on the date on which such document was filed with the SEC, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in SEC Filings (including any similar documents filed after the date of this Agreement) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present the consolidated financial position of Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

                           (g) Since the date of the Company's most recent quarterly report on Form 10-Q or most recent periodic report on Form 8-K filed with the SEC, there has not been any development that has not otherwise been publicly disclosed that is reasonably likely to result in any material adverse change in the financial condition or results of operations of the Company.

                           (h) Except as disclosed in the SEC Filings and the S-3 and as contemplated hereby, the Company has not granted or agreed to grant any registration rights, including piggy-back rights, to any person or entity.

                           (i) As of February 28, 1998, the authorized capital stock of the Company consisted of 27,500,000 shares of Preferred Stock, none of which were issued and outstanding, and 50,000,000 shares of Common Stock, 22,842,355 shares of which were issued and outstanding (the "Preferred Stock" and the "Common Stock" are collectively referred to herein as the "Capital

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         Stock"). All of the issued and outstanding shares of Capital Stock have been duly authorized, validly issued and are fully paid and nonassessable. There has been no material change in the capitalization of the Company from February 28, 1998 to the date of this Agreement.

                           (j) The Preferred Shares that are being purchased by the Investor hereunder, when issued, sold or delivered in accordance with the terms hereof, for the consideration expressed herein, and the shares of Common Stock issuable upon conversion of the Preferred Shares, upon issuance in accordance with the terms of the Certificate of Determination, will be duly and validly issued, fully paid and nonassessable and will be free of any liens and encumbrances created by the Company and, subject to the accuracy of the representations of the Investor in this Agreement, will be issued in compliance with all applicable federal and state securities laws.

                  4. REPRESENTATIONS AND WARRANTIES OF INVESTOR. Investor hereby represents and warrants to the Company on the date hereof, and agrees with the Company (unless otherwise specified as provided in the paragraphs below), as follows:

                           (a) Investor understands that no United States federal or state agency has passed on, reviewed or made any recommendation or endorsement of the Preferred Shares or the Conversion Stock.

                           (b) Investor has full power and authority to enter into this Agreement, the Voting Trust Agreement and the Amendment, and such Agreements constitute its valid and legally binding obligation, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

                           (c) This Agreement is made with Investor in reliance upon Investor's representation to the Company, which by Investor's execution of this Agreement Investor hereby confirms, that the Preferred Shares to be received by Investor and the Conversion Stock issuable upon conversion thereof (collectively, the "Securities") will be acquired for investment for Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Investor further represents that Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

                           (d) Investor is an investor in securities of companies in the development stage and acknowledges that it can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Preferred Shares. Investor also represents it has not been organized for the purpose of acquiring the Preferred Shares.

                           (e) Investor is an "accredited investor" within the meaning of SEC Rule 501(a) of Regulation D, as presently in effect.

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                           (f) Investor understands that the Preferred Shares
         are being offered and sold in reliance on a transactional exemption from the registration requirements of Federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the applicability of such exemptions and the suitability of the Investor to acquire the Preferred Shares.

                           (g) Investor understands that the Securities it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances. In this connection, Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

                           (h) Without in any way limiting the representations set forth above, Investor further agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by the terms of this Agreement provided and to the extent such terms are then applicable, and:

                                    1. There is then in effect a Registration
         Statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

                                    2. (i) Investor shall have notified the
         Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in circumstances that require a determination of an entity's status as an "affiliate".

                           (i) It is understood that the certificates evidencing the Securities will bear the following legends:

                           "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT."

                           "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON VOTING AND TRANSFER AS SET FORTH IN THE VOTING TRUST AGREEMENT, DATED AS OF MARCH 31, 1998, A COPY

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                           OF WHICH IS AVAILABLE FROM THE COMPANY AND ANY
                           SUCCESSOR THERETO."

                           (j) The execution, delivery and performance of this Agreement, the Voting Trust Agreement and the Amendment, and the consummation by Investor of the transactions contemplated hereby and thereby do not and will not (i) result in a violation of Investor's charter documents or bylaws or (ii) conflict with any material agreement, indenture or instrument to which Investor is a party, or
         (iii) result in a violation of any order, judgment or decree of any court or governmental agency applicable to Investor or, to the Investor's knowledge, of any law, rule, or regulation. Except as may be required under the HSR Act, Investor is not required to obtain any consent or authorization of any governmental agency in order for it to perform its obligations under this Agreement, under the Voting Trust Agreement or under the Amendment.

                  5.  COVENANTS.

                           (a) The Company covenants and agrees with Investor as follows:

                                    1. For so long as any of the Preferred
         Shares are outstanding, and in any case for a period of 40 calendar days thereafter, the Company will cause its Common Stock to continue to be registered under Sections 12(b) or 12(g) of the Exchange Act, will comply in all respects with its reporting and filing obligations under said act, and will not take any action or file any document (whether or not permitted by the Act or the Exchange Act or the rules thereunder) to terminate or suspend its reporting and filing obligations under said acts, except as permitted herein. For so long as any of the Preferred Shares are outstanding, and in any case for a period of 40 calendar days thereafter, the Company will use its best efforts to continue the listing or trading of its Common Stock on Nasdaq National Market ("Nasdaq") or on a national securities exchange (as defined in the Exchange Act) and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the National Association of Securities Dealers and Nasdaq. Notwithstanding the foregoing, the provisions of this subsection shall not in any way restrict the Company's ability to negotiate and consummate the consolidation, reorganization or merger of the Company with or into any other corporation or corporations or a sale, conveyance, or other disposition of all or substantially all of the Company's property or business

                                    2. The Company will (i) comply with the
         terms and conditions of the Preferred Shares as set forth in the Certificate of Determination and (ii) not amend the Certificate of Determination without Investor's express written consent.

                                    3. For so long as any of the Preferred
         Shares are outstanding, the Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for issuance upon conversion of such Preferred Shares, not less than the maximum number of shares of Common Stock then so issuable in exchange for all Preferred Shares that have been issued pursuant to this Agreement and not previously converted.

                           (b) The Investor covenants and agrees with the Company that neither Investor nor any of Investor's affiliates nor any person acting on its or their behalf will at any time offer or sell

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         any Preferred Shares or any Conversion Stock other than pursuant to registration under the Securities Act or pursuant to an available exemption therefrom.

                           (c) The covenants contained in this Section 5 shall terminate upon the consummation of any consolidation, reorganization or merger of the Company with or into any other corporation or corporations or a sale, conveyance, or other disposition of all or substantially all of the Company's property or business.

                           (d) With a view to making available the benefits of certain rules and regulations of the SEC that may at any time permit the sale of the restricted securities to the public without registration, the Company agrees to:

                                    1.  Make and keep public information
         available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

                                    2. Use its best efforts to then file with
         the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

                                    3. So long as Investor owns any Preferred
         Shares, to furnish to the Investor upon request, a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 and of the Securities Act and of the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as the Investor may reasonably request in availing itself of any rule or regulation of the SEC allowing the Investor to sell any such securities without registration.

                           (e) HSR ACT FILING. Each of the Company and Investor shall (i) promptly make or cause to be made the filings required of such party or any of its affiliates or subsidiaries under the HSR Act with respect to the purchase of the Preferred Shares, and (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other material received by such party or any of its affiliates or subsidiaries from the Federal Trade Commission or the Department of Justice or other appropriate regulatory agency in respect of such filings and the sale of the Preferred Shares. Each of the Company and Investor shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act with respect to the sale of Preferred Shares as soon as possible after the execution of this Agreement. The Company agrees to pay any filing fees in connection with all filings required under the HSR Act in connection with the transaction contemplated hereby, and agrees to pay reasonable legal counsel fees and expenses not to exceed $5,000 incurred in connection with such filings.

                  6. CONDITIONS PRECEDENT TO INVESTOR'S OBLIGATIONS. The obligations of Investor under subsection 1(a) of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, unless expressly waived in writing by the Investor:

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                           (a) The representations and warranties of the Company
         contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing, except for representations and warranties made as of a particular date, which shall be true and correct as of such date.

                           (b) The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

                           (c) The President of the Company shall deliver to Investor at the Closing a certificate stating that the conditions specified in Sections 6(a) and 6(b) have been fulfilled and stating that there shall have been no material adverse change in the business, affairs, operations, properties, assets or financial condition of the Company since the date of this Agreement.

                           (d) The Company shall have caused the Certificate of Determination to be filed with the Secretary of State of the State of California in accordance with the laws thereof.

                           (e) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

                           (f) The applicable waiting period under the HSR Act relating to the sale of the Preferred Shares shall have expired or been terminated.

                           (g) The Company, the Trustee and Investor shall have entered into the Voting Trust Agreement.

                           (h) The Company shall have delivered to Investor a certificate representing the Preferred Shares, duly registered on the books of the Company in the name of the Investor.

                           (i) Investor shall have received from Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel for the Company, an opinion, dated as of the Closing Date, in substantially the form attached hereto as EXHIBIT D.

                           (j) The Company and Glaxo shall have entered into the Amendment and Investor shall have accepted and agreed to the Amendment.

                  7. CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS. The obligations of the Company to Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by the Investor, unless expressly waived in writing by the Company:

                           (a) The representations and warranties of the Investor contained in Section 4 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing, except for representations and warranties made as of a particular date, which shall be true and correct as of such date.

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                           (b) The Investor shall have performed and complied
         with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

                           (c) An appropriate officer of Investor shall deliver to the Company at the Closing a certificate stating that the conditions specified in Sections 7(a) and 7(b) have been fulfilled.

                           (d) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

                           (e) The applicable waiting period under the HSR Act relating to the sale of the Preferred Shares shall have expired or been terminated.

                           (f) The Company, the Trustee and Investor shall have entered into the Voting Trust Agreement.

                           (g) The Investor shall have delivered the aggregate Purchase Price for the Preferred Shares.

                           (h) The Company and Glaxo shall have entered into the Amendment and Investor shall have accepted and agreed to the Amendment.

                           (i) The Company shall have caused the Certificate of Determination to be filed with the Secretary of State of the State of California in accordance with the laws thereof.

                  8. FEES AND EXPENSES. Each of Investor and the Company agrees to pay its own expenses incident to the performance of its obligations hereunder, including, but not limited to the fees, expenses and disbursements of such party's counsel, except as is otherwise expressly provided in this Agreement.

                  9. SURVIVAL OF THE REPRESENTATIONS, WARRANTIES, ETC. The respective representations, warranties, and agreements made herein by or on behalf of the parties hereto shall remain in full force and effect for a period of two years from the Closing Date, regardless of any investigation made by or on behalf of the other party to this Agreement or any officer, director or employee of, or person controlling or under common control with, such party and will survive delivery of and payment for the Preferred Shares and any Conversion Stock issuable hereunder.

                  10.  TERMINATION.

                           (a) This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing as follows:

                                    (i) by mutual written consent of the Company and the Investor; or

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                                    (ii) by either the Company or the Investor
         if the Closing shall not have occurred on or before May 31, 1998 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 10 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; and provided further, that if a request for additional information is received from an appropriate regulatory authority pursuant to the HSR Act, such date shall be extended to the 90th day following acknowledgment by such regulatory authority that Investor and the Company complied with such request.

                           (b) In the event of termination of this Agreement by either the Company or Investor as provided in this Section 10, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company or Investor, other than the provisions of this Section 10 and Section 12, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                  11. NOTICES. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon delivery by confirmed facsimile or reliable international courier service or upon personal delivery to the party to be notified.

                  12.  MISCELLANEOUS.

                           (a) This Agreement may be executed in one or more counterparts and it is not necessary that signatures of all parties appear on the same counterpart, but such counterparts together shall constitute but one and the same agreement.

                           (b) This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective successors and assigns.

                           (c) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California without regard to principles of conflict of laws.

                           (d) The provisions of this Agreement are severable, and if any clause or provision hereof shall be held invalid, illegal or unenforceable in whole or in part, such invalidity or unenforceability shall not in any manner affect any other clause or provision of this Agreement.

                           (e) The headings of the sections of this document have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

                           (f) This Agreement (including the terms and conditions of the Certificate of Determination relating to the Preferred Shares), the Voting Trust Agreement and the Amendment constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder or under the terms of the term sheets between such parties.

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                           (g) The term "affiliate" is used herein as defined in
         Rule 144(a)(1) under the Securities Act.

                  IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, all as of the day and year first above written.


                                       AFFYMETRIX, INC.


                                       By:      /s/ STEPHEN FODOR
                                          ----------------------------
                                                Name: Stephen Fodor
                                                Title: President/CEO


                                       GLAXO WELLCOME AMERICAS INC.


                                       By:      /s/ ROBERT A. INGRAM
                                         -----------------------------
                                                Name: Robert A. Ingram
                                                Title: Executive Vice President

                             EXHIBIT A OF EXHIBIT 2

                          CERTIFICATE OF DETERMINATION
                          OF SERIES AA PREFERRED STOCK
                              OF AFFYMETRIX, INC.,
                            A CALIFORNIA CORPORATION
          (PURSUANT TO SECTION 401 OF THE CALIFORNIA CORPORATIONS CODE)

         The undersigned Stephen P.A. Fodor and Edward M. Hurwitz, do hereby certify:

         1. That they are the duly elected and acting President and Chief Executive Officer and the Chief Financial Officer, respectively, of Affymetrix, Inc., a California corporation (the "Corporation").

         2. The authorized number of shares of the Corporation's Preferred Stock is 27,500,000, and the number of shares constituting Series AA Preferred Stock is 1,634,522, none of the shares of that series has been issued.

         3. That pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Articles of Incorporation of the Corporation, the Board of Directors adopted the following resolution:

              RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Corporation's Amended and Restated Articles of Incorporation, the Board of Directors hereby creates a new series of Preferred Stock designated as Series AA Preferred Stock which shall be subject to the following rights, preferences, privileges and restrictions thereof as follows:

              RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF PREFERRED STOCK. The rights, preferences, privileges, and restrictions granted to and imposed on the Series AA Preferred Stock, which series shall consist of one million six hundred thirty four thousand five hundred twenty two (1,634,522) shares (the "Series AA Preferred Stock"), are as set forth below in this Certificate of Determination.

          1.   DIVIDEND PROVISIONS.

          (a) Subject to the rights of any series of Preferred Stock that may from time to time come into existence, the holders of shares of Series AA Preferred Stock shall be entitled to receive dividends payable in cash, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation, at the rate per share per annum of $1.99 (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Series AA Preferred Stock) payable in two equal installments on June 30 and December 31 of each year so long as such share of Series AA Preferred Stock is then outstanding. Such dividends shall accrue on each share from the Purchase Date (as defined below), and shall accrue from day to day, whether or not earned or declared. Such dividends shall be cumulative so that, except as provided below, if such dividends in respect of any previous or current dividend period, at the annual rate specified above, shall not have been paid, the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the Common Stock. Cumulative dividends with respect to a share of Series AA Preferred Stock which are accrued, payable and/or in arrears shall, upon conversion of such share to Common Stock or redemption of such share, be paid to the extent assets are legally available therefor pursuant to the provisions of Section 2 and Section 3, respectively, and any amounts for which assets are not legally available shall be paid promptly as assets become legally available therefor; any partial payment will be made pro rata among the holders of such shares. The holders of the outstanding Series AA Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of at least a majority of the Series AA Preferred Stock then outstanding.

          (b) Subject to the rights of any shares of Preferred Stock that may from time to time come into existence and in addition to the amounts paid pursuant to subsection 1(a) above, the holders of shares of Series AA Preferred Stock shall be entitled to receive an amount equal to any dividend paid (other than dividends paid in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation (as determined on a per annum basis and on as a converted basis for the Series AA Preferred Stock), payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.

          2.   LIQUIDATION PREFERENCE.

          (a) In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock that may from time to time come into existence, the holders of Series AA Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $30.59 for each outstanding share of Series AA Preferred Stock (the "Original Series AA Issue Price") (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Series AA Preferred Stock), (ii) accrued but unpaid dividends on such share, and (iii) a per share amount equal to the difference obtained by subtracting (A) the product of ten percent of the annual per share dividend multiplied by a fraction, the numerator of which is the number of days elapsed since the date upon which the first share of Series AA Preferred Stock was first issued (the "Purchase Date") and the denominator of which is 365, from (B) the annual per share dividend. The sum obtained by adding the amounts described in clauses (i), (ii) and (iii) of the preceding sentence is referred to herein as the "Series AA Liquidation Preference". If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series AA Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of this Corporation legally available for distribution shall be distributed ratably among the holders of the Series AA Preferred Stock in proportion to the amount of such stock owned by each such holder.

          (b) Upon the completion of the distribution required by subparagraph (a) of this Section 2 and any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence, if assets remain in this Corporation, the holders of the Common Stock of this Corporation, shall receive an amount per share of Common Stock equal to the quotient obtained by dividing (i) the Series AA Liquidation Preference, by (ii) the number of shares of Common Stock into which one (1) share of Series AA Preferred Stock could then be converted pursuant to Section 4 hereof. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Common Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire remaining assets and funds of this Corporation legally available for distribution shall be distributed ratably among the holders of the Common Stock in proportion to the amount of such stock owned by each such holder.

          (c) After the distributions described in subsection (a) and (b) above have been paid, subject to the rights of series of Preferred Stock that may from time to time come into existence, the remaining assets of this Corporation available for distribution to shareholders shall be distributed among the holders of Series AA Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all such Series AA Preferred Stock).

          (d)     (i)      The following events shall be deemed to be a
                           liquidation, dissolution or winding up within the meaning of this Section 2: (A) a consolidation or merger of this Corporation with or into any other corporation or corporations as a result of which the holders of voting stock of this Corporation immediately prior to such transaction do not own, directly or indirectly, more than 50% of the voting power of the surviving corporation or its parent corporation immediately after such transaction, or
                           (B) a sale, conveyance or disposition of all or substantially all of the assets of this Corporation.

                     (ii) In any of such events, the value of the assets distributed to the shareholders of this Corporation shall be determined as set forth herein. If the assets distributed to the shareholders of this Corporation consist of other than cash or securities, the value of such assets shall be the fair market value thereof, as determined by the this Corporation and the holders of at least a majority of the voting power of all the then outstanding shares of Preferred Stock. If the assets distributed to the shareholders of this Corporation consist of securities, such securities shall be valued as follows:

                    (A) Securities not subject to investment letter or other similar restrictions on free marketability covered by
                           (B) below:

                       (1) If traded on a securities exchange or through the
                           Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty
                           (20) trading day period ending three (3) trading days prior to the closing;

                       (2) If actively traded over-the-counter, the value shall
                           be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty
                           (20) trading day period ending three (3) trading days prior to the closing; and

                       (3) If there is no active public market, the value shall
                           be the fair market value thereof, as mutually determined by this Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

                    (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in
                           (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by this Corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

          3.   REDEMPTION.

          (a)  REDEMPTION AT THE OPTION OF THIS CORPORATION.

         (i) Subject to the rights of series of Preferred Stock that may from time to time come into existence, at any time on or prior to March 9, 2001, this Corporation may at any time it may lawfully do so, at the option of the Board of Directors, redeem in whole or in part the Series AA Preferred Stock by paying in cash therefor a sum equal to (A) the Original Series AA Issue Price (subject to adjustment of such fixed dollar amount for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Series AA Preferred Stock), plus (B) accrued but unpaid dividends on such share (the "Early Redemption Price"); provided that the closing sale price of this Corporation's Common Stock on the Nasdaq National Market (or such other national securities exchange on which the Common Stock is then listed) has been at or above $52.00 (subject to adjustment of such fixed dollar amount for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Common Stock) for twenty (20) of thirty (30) consecutive trading days prior to the applicable Corporation Redemption Date (as defined below), which thirty (30) day period shall have ended not more than ten (10) trading days prior to the date of the Corporation Redemption Notice (as defined below). Any redemption effected pursuant to this subsection 3(a)(i) shall be made on a pro rata basis among the holders of the Series

                  AA Preferred Stock in proportion to the number of shares of Series AA Preferred Stock then held by them.

          (ii) Subject to the rights of series of Preferred Stock that may from time to time come into existence, at any time after March 9, 2001, this Corporation may at any time it may lawfully do so, at the option of the Board of Directors, redeem in whole or in part the Series AA Preferred Stock by paying in cash therefor a sum equal to the Series AA Liquidation Preference (the "Late Redemption Price"). Any redemption effected pursuant to this subsection 3(a)(ii) shall be made on a pro rata basis among the holders of the Series AA Preferred Stock in proportion to the number of shares of Series AA Preferred Stock then held by them.

          (iii) Subject to the rights of series of Preferred Stock that may from time to time come into existence, at least twenty (20) but no more than thirty (30) days prior to the date on which this Corporation proposes to redeem any shares of Series AA Preferred Stock (each a "Corporation Redemption Date"), written notice shall be personally delivered, sent by reliable international courier, or sent by confirmed facsimile to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series AA Preferred Stock to be redeemed, at the address last shown on the records of this Corporation for such holder, notifying such holder of the redemption to be effected on the applicable Corporation Redemption Date, specifying the number of shares to be redeemed from such holder, the applicable Corporation Redemption Date, the Early or Late Redemption Price, as applicable, the place at which payment may be obtained and calling upon such holder to surrender to this Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the "Corporation Redemption Notice"). Except as provided in subsection 3(a)(iv) or 3(a)(v), on or after each Corporation Redemption Date, each holder of Series AA Preferred Stock to be redeemed on such Corporation Redemption Date shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Corporation Redemption Notice, and thereupon the Early or Late Redemption Price, as applicable, of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. Any shares of Series AA Preferred Stock that are not redeemed shall remain subject to redemption by this Corporation pursuant to this
                  Section 3(a).

          (iv) Each holder of Series AA Preferred Stock may, at anytime up to two (2) trading days prior to the applicable Corporation Redemption Date, elect to convert all shares of Series AA Preferred Stock designated for redemption in the Corporation Redemption Notice into shares of Common Stock pursuant to
                  Section 4 below.

          (v) From and after each Corporation Redemption Date, unless there shall have been a default in payment of the Early or Late Redemption Price, as applicable, all rights of the holders of shares of Series AA Preferred Stock designated for redemption on such

                  Corporation Redemption Date in the Corporation Redemption Notice as holders of Series AA Preferred Stock (except the right to receive the Early or Late Redemption Price, as applicable, without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever. Subject to the rights of series of Preferred Stock that may from time to time come into existence, if the funds of this Corporation legally available for redemption of shares of Series AA Preferred Stock on any Corporation Redemption Date are insufficient to redeem the total number of shares of Series AA Preferred Stock to be redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the holder(s) of such shares to be redeemed such that an equal percentage of the number of shares held by each holder of Series AA Preferred Stock is redeemed (provided that this Corporation shall have no obligation to issue or redeem any fractional shares). The shares of Series AA Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. Subject to the rights of series of Preferred Stock that may from time to time come into existence, at any time thereafter when additional funds of this Corporation are legally available for the redemption of shares of Series AA Preferred Stock, such funds will immediately be used to redeem the balance of the shares that this Corporation has become obliged to redeem on any Corporation Redemption Date but that it has not redeemed.

          (b)  REDEMPTION AT OPTION OF SHAREHOLDERS.

              (i) Subject to the rights of series of Preferred Stock that may from time to time come into existence, at any time on or after March 9, 2005, provided that this Corporation shall have received a written request from the holders of not less than a majority of the then outstanding Series AA Preferred Stock that a specified percentage of such holders' shares of Series AA Preferred Stock be redeemed, and concurrently with surrender by such holders of the certificates representing such shares, this Corporation shall, to the extent it may lawfully do so, redeem the shares specified in such request by paying in cash therefor a sum per share equal to (A) $30.59 per share of Series AA Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like) plus (B) accrued but unpaid dividends on such share (the "Series AA Redemption Price"); provided, however, in no event shall this Corporation be required to redeem more than 817,261 shares of Series AA Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like) during any twelve month period. Any request made pursuant to this subsection 3(b)(i) shall be delivered at least one hundred and eighty (180) days prior to the date on which the redemption is requested to occur (a "Shareholder Redemption Date"). Any redemption of Series AA Preferred Stock effected pursuant to this subsection 3(b)(i) shall be made on a pro rata basis among the holders of the Series AA Preferred Stock in proportion to the number of shares of Series AA Preferred Stock proposed to be redeemed by such holders.

              (ii)Subject to the rights of series of Preferred Stock that may from time to time come into existence, at least twenty (20) but no more than thirty (30) days prior to a Shareholder Redemption Date, written notice shall be personally delivered, sent by reliable international courier, or sent by confirmed facsimile to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series AA Preferred Stock to be redeemed, at the address last shown on the records of this Corporation for such holder, notifying such holder of the redemption to be effected on the Shareholder Redemption Date, specifying the number of shares to be redeemed from such holder, the Shareholder Redemption Date, the Series AA Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to this Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the "Shareholder Redemption Notice"). Except as provided in subsection
                  (3)(b)(iii), on or after the Shareholder Redemption Date, each holder of Series AA Preferred Stock to be redeemed on such Redemption Date shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Shareholder Redemption Notice, and thereupon the Series AA Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

             (iii)From and after the Shareholder Redemption Date, unless there shall have been a default in payment of the Series AA Redemption Price, all rights of the holders of shares of Series AA Preferred Stock designated for redemption on the Shareholder Redemption Date in the Shareholder Redemption Notice as holders of Series AA Preferred Stock (except the right to receive the Series AA Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever. Subject to the rights of series of Preferred Stock that may from time to time come into existence, if the funds of this Corporation legally available for redemption of shares of Series AA Preferred Stock on the Shareholder Redemption Date are insufficient to redeem the total number of shares of Series AA Preferred Stock to be redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed such that an equal percentage of the number of shares held by each holder of Series AA Preferred Stock is redeemed (provided that this Corporation shall have no obligation to issue or redeem any fractional shares). The shares of Series AA Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. Subject to the rights of series of Preferred Stock that may from time to time come into existence, at any time thereafter when additional funds of this Corporation are legally available for the redemption of shares of Series AA Preferred Stock, such funds will immediately be used to redeem the balance of the shares that this Corporation has become obliged to redeem on the Shareholder Redemption Date but that it has not redeemed.

          4. CONVERSION. The holders of the Series AA Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

          (a) RIGHT TO CONVERT. Each share of Series AA Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the Purchase Date of such share and on or prior to the second trading day prior to the Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to such share of the Series AA Preferred Stock, at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series AA Issue Price by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion (the "Conversion Ratio"). The initial Conversion Price per share for shares of Series AA Preferred Stock shall be $39.77 per share; provided, however, that the Conversion Price for the Series AA Preferred Stock shall be subject to adjustment as set forth in subsection 4(d).

          (b) AUTOMATIC CONVERSION. Each share of Series AA Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Ratio at the time in effect for such Series AA Preferred Stock immediately upon the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series AA Preferred Stock.

          (c) MECHANICS OF CONVERSION. Before any holder of Series AA Preferred Stock shall be entitled to convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series AA Preferred Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series AA Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series AA Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Series AA Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Series AA Preferred Stock shall not be deemed to have converted such Series AA Preferred Stock until immediately prior to the closing of such sale of securities.

          (d) CONVERSION PRICE ADJUSTMENTS OF PREFERRED STOCK FOR SPLITS, STOCK DIVIDENDS, COMBINATIONS AND THE LIKE. The Conversion Price of the Series AA Preferred Stock shall be subject to adjustment from time to time as follows:

                  (i) In the event this Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series AA Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

                  (ii) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series AA Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

          (e) OTHER DISTRIBUTIONS. In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or other options or rights not referred to in subsection 4(d)(i), then, in each such case for the purpose of this Subsection 4(e), the holders of the Series AA Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Corporation into which their shares of Series AA Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.

          (f) RECAPITALIZATIONS. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or
                  Section 2) provision shall be made so that the holders of the Series AA Preferred Stock shall thereafter be entitled to receive upon conversion of the Series AA Preferred Stock the number of shares of stock or other securities or property of this Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series AA Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series AA Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

          (g) NO IMPAIRMENT. This Corporation will not, by amendment of its Amended and Restated Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series AA Preferred Stock against impairment.

          (h)     NO FRACTIONAL SHARES AND CERTIFICATE AS TO ADJUSTMENTS.

                     (i) No fractional shares shall be issued upon the conversion of any share or shares of the Series AA Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. This Corporation shall provide the holder of any fractional interest with an amount of cash equal to the fair market value of one share of this Corporation's Common Stock multiplied by such fractional interest. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series AA Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                     (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series AA Preferred Stock pursuant to this Section 4, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series AA Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Series AA Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and
                           (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series AA Preferred Stock.

          (i) NOTICES OF RECORD DATE. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Series AA Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

         (j) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series AA Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series AA Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series AA Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to this Certificate of Designation or the Amended and Restated Articles of Incorporation.

         (k) NOTICES. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series AA Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.

         5. VOTING RIGHTS. The holder of each share of Series AA Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series AA Preferred Stock could then be converted at the record date for determination of the shareholders entitled to vote thereon, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote and otherwise as required by law. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series AA Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

    RESOLVED FURTHER, that the officers of the Corporation are each authorized to execute, verify and file in the office of the California Secretary of State a Certificate of Determination in accordance with this resolution and California law.

      We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed on March __, 1998 at Menlo Park, California.


                                   --------------------------------
                                   Stephen P. A. Fodor
                                   President and Chief Executive Officer


                                   --------------------------------
                                   Edward M. Hurwitz
                                   Chief Financial Officer

                             EXHIBIT B OF EXHIBIT 2

                             VOTING TRUST AGREEMENT

                  THIS VOTING TRUST AGREEMENT (the "Agreement") is entered into as of April __, 1998, by and among Affymetrix, Inc. (the "Company"), Wachovia Bank, N.A. (the "Trustee"), and Glaxo Wellcome Americas Inc. ("GWA") as holder of the Company's Series AA Preferred Stock. GWA and transferees of GWA pursuant to Section 3 hereof are individually each referred to herein as a "Party" and are collectively referred to herein as the "Parties." The Company's Board of Directors is referred to hereto as the "Board."

                                    RECITALS:

                  WHEREAS, on the date hereof, GWA purchased 1,634,522 shares of the Company's Series AA Preferred Stock pursuant to that certain Series AA Preferred Stock Purchase Agreement between the Company and GWA ("Securities Purchase Agreement"); and

                  WHEREAS, in order to induce the Company to sell shares of Preferred Stock to GWA, GWA has agreed to be bound by the terms of this Agreement;

                  NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                  1. VOTING TRUST CERTIFICATES.

                         (a) Upon execution of this Agreement, GWA shall deliver
to the Trustee all certificates held by GWA representing the Shares (as defined herein), and the Trustee shall issue and deliver to GWA, a voting trust certificate in substantially the form attached hereto as SCHEDULE I (a "Voting Trust Certificate"), for the number of Shares owned by GWA and transferred to the Trustee. The Company shall cause such Shares to be transferred to the Trustee on the Company's books. Any Shares acquired by GWA after the date hereof shall be issued to the Trustee, who shall, within five (5) business days (as defined in the Securities Purchase Agreement), issue and deliver to GWA, a Voting Trust Certificate for the number of additional Shares so acquired by GWA. The Trustee shall have no responsibility for Shares not delivered to it.

                         (b) The Trustee shall hold the Shares in trust subject
to the terms of this Agreement. The Trustee shall distribute all dividends and other distributions to GWA or GWA's successors (other than dividends or other distributions payable in Shares which shall not be distributed but shall remain subject to the terms of this Agreement) in proportion to their respective interests as represented by the Voting Trust Certificates.

                         (c) All Voting Trust Certificates will be registered in
the trust system maintained by the Trustee for that purpose (the "Trust Register"). The Trustee may treat the registered holder of each Voting Trust Certificate as the absolute owner and holder of the Shares evidenced thereby and of all of the other rights and interests represented thereby. All transfers of Shares will be recorded by the Trustee in the Trust Register.

                         (d) If a Voting Trust Certificate is lost, stolen,
mutilated or destroyed, the Trustee will issue a duplicate Voting Trust Certificate upon receipt by the Trustee of evidence satisfactory to the Trustee and the Company of the loss, theft, mutilation or destruction, and upon receipt of a bond, undertaking or other indemnity reasonably satisfactory to the Trustee and the Company. The Trustee will also keep correct records of account of all business transactions with respect to the Voting Trust, which records, including the Trust Register, may be inspected by any Party and such Party's agents or personal representatives at any time during normal business hours.

                         (e) In the event that during the term of this
Agreement, a Beneficial Owner elects to convert a portion of such Beneficial Owner's Shares into Common Stock, such Beneficial Owner shall deliver to the Trustee, (i) a notice containing the identity of the Beneficial Owner and the number of Shares to be converted into Common Stock (the "Conversion Shares"), and (ii) the original Voting Trust Certificate(s) representing the Conversion Shares. Upon the Trustee's receipt of such notice and the appropriate Voting Trust Certificate(s), the Trustee shall, as soon as practicable thereafter, (i) deliver the Conversion Shares to the Company (or its designated transfer agent) and (ii) issue and deliver to such Beneficial Owner a Voting Trust Certificate representing the balance of the shares of Series AA Preferred Stock not to be converted into Common Stock, if any, represented by the Voting Trust Certificate(s) delivered by the Beneficial Owner to the Trustee pursuant to this
Section 1(e). Upon Trustee's delivery of the Conversion Shares to the Company (or its designated transfer agent), the Trustee shall be fully acquitted and discharged with respect to such Conversion Shares. After the Conversion Shares have been delivered to the Company pursuant to this Section, the conversion of such shares shall be governed by and pursuant to the terms and provisions of the Certificate of Determination of Series AA Preferred Stock of the Company (the "Certificate of Determination").

                         (f) In the event that during the term of this
Agreement, any Shares of a Beneficial Owner are subject to redemption pursuant to Section 3(a) of the Certificate of Determination, the Company shall deliver the Corporation Redemption Notice (as defined in the Certificate of Determination) to the Trustee and to each Person set forth in Section 22 hereof at least twenty (20) but not more than thirty (30) days prior to the Corporation Redemption Date (as defined in the Certificate of Determination). At least ten
(10) days prior to the Corporation Redemption Date, each Beneficial Owner shall deliver to the Trustee the original Voting Trust Certificate(s) representing the Shares Beneficially Owned by such Person along with written instructions to the Trustee to either (i) convert the Shares to be redeemed under Section 1(e) of this Agreement or (ii) to surrender such Shares for redemption. The Trustee shall, (i) at least three (3) days prior to the Corporation Redemption Date, deliver the certificate(s) representing the Shares to be redeemed as set forth in the Corporation Redemption Notice (and which have not previously been converted) to the Company (or its designated transfer agent) and (ii) as soon as practicable thereafter, issue and deliver to such Beneficial Owner a Voting Trust Certificate representing the balance of the Shares not to be redeemed, if any, represented by the Voting Trust Certificate(s) delivered by the Beneficial Owner to the Trustee pursuant to this Section 1(f). Upon the Trustee's receipt of the Early Redemption Price or Late Redemption Price (as such terms are defined in the Certificate of Determination), as the case may be, payable with respect to the Shares redeemed, the Trustee shall, as soon as practicable thereafter, deliver the Early Redemption Price or Late Redemption Price, as the case may be, payable with respect to the Shares redeemed to the Beneficial Owners such that each Beneficial Owner receives that portion of the Early Redemption Price or Late Redemption Price paid by the Company, as the case may be, equal to the proportion of Shares Beneficially Owned by such Beneficial Owner to the total number of Shares subject to this Agreement. Upon Trustee's delivery of the Early Redemption Price or Late Redemption Price, as the case may be, payable with respect to such Shares to the appropriate Beneficial Owner, the Trustee shall be fully acquitted and discharged with respect to such redeemed Shares.

                         (g) In the event that during the term of this
Agreement, Beneficial Owners holding at least a majority of the then outstanding Shares elect to have some or all of such Beneficial Owners' Shares redeemed pursuant to the provisions of Section 3(b) of the Certificate of Determination, such Beneficial Owners shall deliver to the Trustee and the Company a notice containing the identity of the Beneficial Owners, the percentage of the Shares to be redeemed (the "Redemption Shares") and the date on which the redemption is requested to occur. The Company agrees that such notice shall constitute notice from the holders of the Shares under Section 3(b)(i) of the Certificate of Determination. The Company shall deliver the Shareholder Redemption Notice (as defined in the Certificate of Determination) to the Trustee and to each Person set forth in Section 22 hereof at least twenty (20) but not more than thirty
(30) days prior to the Shareholder Redemption Date (as defined in the Certificate of Determination). At least ten (10) days prior to the Shareholder Redemption Date, each Beneficial Owner shall deliver to the Trustee the original Voting Trust Certificate(s) representing the Shares Beneficially Owned by such Person along with written instructions to the Trustee to either (i) convert the Shares to be redeemed under Section 1(e) of this Agreement or (ii) to surrender such Shares for redemption. The Trustee shall, (i) at least three (3) days prior to the Shareholder Redemption Date, deliver the certificate(s) representing the Redemption Shares as set forth in the Shareholder Redemption Notice (and which have not previously been converted) to the Company (or its designated transfer agent) and (ii) as soon as practicable thereafter, issue and deliver to such Beneficial Owner a Voting Trust Certificate representing the balance of the Shares not to be redeemed, if any, represented by the Voting Trust Certificate(s) delivered by the Beneficial Owner to the Trustee pursuant to this
Section 1(g). Upon the Trustee's receipt of the Series AA Redemption Price (as defined in the Certificate of Determination) payable with respect to such Redemption Shares, the Trustee shall, as soon as practicable thereafter, deliver the Series AA Redemption Price payable with respect to such Redemption Shares to the appropriate Beneficial Owner. Upon Trustee's delivery of the Series AA Redemption Price payable with respect to such Redemption Shares to the appropriate Beneficial Owner, the Trustee shall be fully acquitted and discharged with respect to such Redemption Shares.

                  2. TRUSTEE'S POWERS AND DUTIES.

                         (a) During the term of this Agreement, the Trustee
shall have the exclusive right to vote all Shares Beneficially Owned (as defined herein) by a Party on all matters as to which such Party is entitled to vote at a meeting of the shareholders of the Company, or otherwise, or to which such Party is entitled to express consent or dissent to corporate action in writing without a meeting. The Trustee shall give each Party not less than five (5) business days prior written notice of any such vote or right to express consent or dissent. The Trustee shall exercise such voting rights, solely as follows:

                                  (i) With respect to any consolidation,
     reorganization or merger of the Company with or into any other corporation or corporations or a sale, conveyance, or other disposition of all or substantially all of the Company's property or business (each a "Business Combination") or any other transaction or proposal that requires the majority vote of each outstanding class of capital stock voting as separate classes and in each case would not have an Adverse Effect on the Shares (as defined below), the Trustee shall vote the Shares at a regular or special meeting of shareholders (or by written consent) proportionately in accordance with the votes cast by all holders of the Company's Common Stock for and against such transaction or proposal. If the transaction or proposal would have an Adverse Effect on the Shares, the Trustee shall vote the Shares in accordance with Section 2(a)(ii) below.

                                  (ii) For all other votes, consents or dissents
     by holders of Shares and for votes that would have an Adverse Effect on the Shares, the Trustee shall vote the Shares as follows:

                                    (A) as directed in writing by the Beneficial
                  Owner of such Shares;

                                    (B) if not so directed in writing,
                  proportionately in accordance with the votes cast by such Beneficial Owner (or its affiliates) with respect to other shares of the Company's stock owned by such Beneficial Owner (or its affiliates); or

                                    (C) if not so directed in writing and if
                  such Beneficial Owner does not own or vote any other shares of the Company's stock on such matter, the Trustee shall not vote such shares and such shares shall not be counted for the purpose of determining whether a quorum is present or any percentage of shares of the Company's capital stock is achieved.

                         (b)For purposes of Section 2(a), "Adverse Effect on the
Shares" shall mean:

                                  (i) any Business Combination in which the
Beneficial Owners of Shares would not receive as consideration for such Shares
(A) cash or securities with a fair market value equal to or greater than the then applicable Series AA Liquidation Preference (as defined in the Certificate of Determination of Series AA Preferred Stock) with respect to such Shares, and
(B) if the form of such consideration is other than cash, publicly-traded equity securities of securities convertible into publicly-traded equity securities, securities having rights, preferences, privileges or restrictions at least equivalent to those of the Shares; or

                                  (ii) any other proposal or transaction that
would:

                                    (A) Increase or decrease the aggregate
     number of authorized shares of the Series AA Preferred Stock, other than an increase as provided in either subdivision (b) of Section 405 or subdivision (c) of Section 902 of the California Corporation Code;

                                     (B) Effect an exchange, reclassification,
     or cancellation of all or part of the shares of Series AA Preferred Stock, including a reverse stock split but excluding a stock split;

                                     (C) Effect an exchange, or create a right
     of exchange, of all or part of the shares of another class of capital stock into shares of the Series AA Preferred Stock;

                                      (D) Change the rights, preferences,
     privileges or restrictions of the Shares, other than as a result of the creation of a new series of Preferred Stock;

                                      (E) Create a new class of shares having
     rights, preferences or privileges prior to the Shares, or increase the rights, preferences or privileges or the number of authorized shares of any class having rights, preferences or privileges prior to the Shares;

                                      (F) Reclassify the Shares into series
     having different rights, preferences, privileges or restrictions, or authorize the Board to do so; or

                                      (G) Cancel or otherwise affect dividends
     on the Shares which have accrued but have not been paid.

                         (c) Except as expressly granted under Section 2(a)(i)
above with respect to the voting rights enumerated therein, the Trustee shall have no rights with respect to the Shares. Without limiting the preceding sentence, the parties acknowledge that the Trustee shall have no authority to sell, encumber or otherwise dispose of any Shares. The Trustee shall have no voting or other rights with respect to any shares of capital stock Beneficially Owned as of the date hereof by any Party other than the Shares.

                  3. TRANSFER. The provisions of this Agreement shall be binding upon the successors in interest to any of the Shares. The Company shall not permit the transfer of any of the Shares on their books or issue new certificates representing the Shares or any new Voting Trust Certificates unless and until the person to whom such units are to be transferred shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such person becomes a party to this Agreement. Nothing in the foregoing sentence shall, however, invalidate any succession in ownership occurring by operation of law, and any successor by operation of law shall be bound by this Agreement as fully and completely as if the successor were a party to this Agreement.

                  4. NO WITHDRAWAL. No Party may withdraw from this Agreement prior to termination of this Agreement pursuant to Section 7 hereof.

                  5. REPLACEMENT OR REMOVAL OF TRUSTEE. In the event of the Trustee's dissolution, resignation, removal or inability to act, the Parties shall select a successor or Trustee mutually acceptable to the Company and the holders of a majority of the Shares Beneficially Owned then outstanding. Any Trustee may be removed by the affirmative vote of a majority of the Shares then outstanding or the Company. Notwithstanding any change in the Trustee, the certificates for Shares standing in the name of the Trustee may be endorsed and transferred to any successor Trustee without the further action of any Party or predecessor Trustee with the same effect as if endorsed and transferred by the Trustee who has ceased to act.

                  6. TRUSTEE'S LIABILITY AND INDEMNITY. The Trustee shall not be liable for any error of judgment or mistake of fact or law, or for any act or omission undertaken in good faith in connection with the Trustee's powers and duties under this Agreement, except for the Trustee's own willful misconduct or gross negligence. The Trustee is authorized and empowered to construe this Agreement and its reasonable construction made in good faith shall be conclusive and binding upon the Company and the Parties. The Trustee shall not be liable for acting on any legal advice or on any notice, request or instruction or other document believed by the Trustee to be genuine and to have been signed by the proper Party or Parties. The Company shall indemnify the Trustee for, and hold the Trustee harmless against, any expenses, claims, losses, damages or liabilities, including without limitation attorneys' fees, incurred by the Trustee and arising out of or in connection with the administration of this trust and its rights and duties hereunder, except to the extent that a court of competent jurisdiction determines that the Trustee is not entitled to such indemnification because the action giving rise to such indemnification was the result of willful misconduct or gross negligence by the Trustee. This indemnity shall survive the termination of this Agreement.

                  7. TERM. This Agreement shall terminate and be of no further force or effect on the earlier of (a) the closing of the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company or a sale of all or substantially all of the assets of the Company, (b) such time as no Shares are outstanding, or
(c) ten (10) years from the date hereof.

                  At any time within two (2) years prior to the time of expiration of this Agreement pursuant to Section 7(c), the Company and the Parties may, by written agreement and with the written consent of the Trustee, extend the duration of this Agreement for an additional period not exceeding ten
(10) years from the expiration date of this Agreement as originally fixed or as last extended as provided in this paragraph.

                  As soon as practicable after the termination of this Agreement, the Trustee shall deliver to each Party share certificates or securities representing the number of Shares or other securities in respect of which Voting Trust Certificates registered in the name of such Party are then outstanding, upon the surrender of such Voting Trust Certificates properly endorsed and upon payment by the persons entitled to receive such share certificates or other securities of a sum sufficient to cover any tax or governmental charge in respect of the transfer or delivery of such certificates. If any Party cannot be located or fails or refuses to surrender Voting Trust Certificates in exchange for Shares or other securities as aforesaid, the Trustee shall deliver said Shares or other securities to the Company or to any bank or trust company in California for the benefit of the Person or Persons entitled thereto. Upon any such delivery, the Trustee shall be fully acquitted and discharged with respect to said Shares or other securities.

                  8. COVENANTS OF THE COMPANY. The Company agrees to use its best efforts to ensure that the rights granted hereunder are effective and that the Parties hereto enjoy the benefits thereof. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary, appropriate or reasonably requested by the holders of a majority of the outstanding Shares in order to protect the rights of the Parties hereunder against impairment.

                  9. DEFINED TERMS. As used in this Agreement, the following terms have the respective meanings set forth below:

                  BENEFICIAL OWNER: shall have the meaning set forth in Rule 13d-3(a) and (b) of the Rules and Regulations to the Securities Exchange Act of 1934, as amended; and Beneficially Owned shall have a correlative meaning.

                  PERSON: shall mean an individual, partnership, corporation, trust, limited liability company or unincorporated organization, and a government or agency or political subdivision thereof.

                  SHARES: shall consist of all shares of Series AA Preferred Stock issued to GWA pursuant to the Securities Purchase Agreement or thereafter obtained by a Party.

                  10. REMEDIES. The Company and the Parties agree and acknowledge that money damages may not be an adequate remedy for breach of the provisions of this Agreement and that the Company and any Party shall be entitled, in its sole discretion, to apply to any court of competent jurisdiction for specific performance, injunctive relief or such other equitable remedy or remedies as the court may in its discretion order to enforce or prevent any violations of the provisions of this Agreement, in addition to its remedies at law. In respect of any such equitable remedy so sought, the Company and the Parties hereby waive the requirement of the posting of any bond or the necessity to show irreparable injury on the part of the Person seeking such relief.

                  11. NOTICES. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon delivery by confirmed facsimile or reliable international courier service or upon personal delivery to the party to be notified.

                  12. MODIFICATION, AMENDMENT, WAIVER. Any term hereof may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the holders of a majority of the then outstanding voting Shares Beneficially Owned by the Party or Parties for whose benefit such term has been included and the Company; provided that, the Trustee must consent in writing to any amendment or modification that changes the rights, obligations and/or liability of the Trustee under this Agreement. Any amendment or waiver so effected shall be binding upon the Parties hereto. The failure of the Trustee, the Company or any Party at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the rights of the Trustee, the Company or any Party thereafter to enforce the provisions of this Agreement in accordance with its terms.

                  13. COMPLETE AGREEMENT. This document, the Voting Trust Certificates, the Securities Purchase Agreement and the Amended and Restated Articles of Incorporation (including the Certificate of Determination thereto) of the Company embody the complete agreement and understanding between and among the Parties hereto with respect to the subject matter hereof, and supersede and preempt any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof.

                  14. SUCCESSORS AND ASSIGNS. This Agreement will bind and inure to the benefit of and be enforceable by the Parties and their respective permitted transferees, successors and assigns.

                  15. LEGENDS.

                  (a) In addition to legends required by the Securities Purchase Agreement, each certificate evidencing Shares shall bear a legend in substantially the following form:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON VOTING AND TRANSFER AS SET FORTH IN THE VOTING TRUST AGREEMENT, DATED ON OR ABOUT APRIL 1998, A COPY OF WHICH IS AVAILABLE FROM THE COMPANY AND ANY SUCCESSOR THERETO.

                  (b) Each Voting Trust Certificate evidencing Shares shall bear a legend in substantially the following form:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED, PLEDGED OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL TO THE HOLDER HEREOF (WHICH COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE COMPANY) THAT SUCH REGISTRATION IS NOT REQUIRED.

                  THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON VOTING AND TRANSFER AS SET FORTH IN THE VOTING TRUST AGREEMENT, DATED AS OF APRIL __, 1998, A COPY OF WHICH IS AVAILABLE FROM THE COMPANY AND ANY SUCCESSOR THERETO.

                  16. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together will constitute one and the same Agreement.

                  17. APPLICABLE LAW. All questions concerning this Agreement will be governed by and interpreted in accordance with the internal laws of the State of California, without regard to internal law concerning choice or conflict of law. Any disputes arising hereunder shall be resolved before the appropriate state or federal courts in the State of California, and the Parties hereto hereby consent to the personal jurisdiction of such courts in respect of such disputes.

                  18. SEVERABILITY. If any one or more of the provisions of this Agreement, as applied to the Trustee, the Company or any Party or any circumstance, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If any one or more of the provisions of this Agreement shall, for any reason, be held to be unenforceable as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to make such provision enforceable to the extent compatible with the then existing applicable law.

                  19. TRUSTEE'S EXPENSES. The Trustee shall be reimbursed by the Company for its initial and annual fees pursuant to the fee letter dated as of March 5, 1998, and all reasonable out-of-pocket expenses (including its reasonable attorneys' fees) incurred pursuant to this Agreement.

                  20. NATURE OF RELATIONSHIP. The Trust created by this Agreement is not intended to be, shall not be deemed to be and shall not be treated as a general partnership, limited partnership, joint venture, corporation, joint stock company or association. The relationship of the Parties to the Trustee shall be solely that of beneficiaries of the Trust created by this Agreement, and their rights and obligations shall be limited to those set forth in this Agreement.

                  21. INVESTMENT REPRESENTATIONS. In acquiring Voting Trust Certificates hereunder, each Party acknowledges and represents that such Party has had an opportunity to discuss the business of the Company with the officers and directors of the Company and has received satisfactory answers in response to such inquiries. Such Party further acknowledges that the Voting Trust Certificates are highly speculative and involve a high degree of risk and that the Voting Trust Certificates have not been registered under the Securities Act of 1933, as amended (the "Act") and may not be sold or otherwise disposed of except pursuant to an exemption from the Act. Such Party represents and warrants to the Trustee and the Company that such Party is acquiring the Voting Trust Certificate for such Party's own account for investment and not with a view to or for sale in connection with any distribution of said Voting Trust Certificates or with any present intention of distributing or selling said Voting Trust Certificates, and such Party does not presently have reason to anticipate any change in circumstances or any particular occasion or event that would cause it to sell said Voting Trust Certificate.

                  22. NOTICES. All notices, demands and other communications made hereunder shall be in writing and shall be given either by personal delivery, by nationally recognized overnight courier (with charges prepaid) or by facsimile (with telephone confirmation), and shall be deemed to have been given or made when personally delivered, the day following the date deposited with such overnight courier service or when transmitted to telecopy machine and confirmed by telephone, addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

                  If to the Company:

                           Affymetrix, Inc.
                           3380 Central Expressway
                           Santa Clara, California  95051
                           Attention:   Edward Hurwitz, Chief Financial Officer
                           Telephone:   408-731-5000
                           Facsimile:   408-481-0422

        With a copy (which shall not constitute notice) to:

                 Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 155 Constitution Drive
                 Menlo Park, California  94025
                 Attention:   Carla S. Newell
                 Telephone:   650-463-5470
                 Facsimile:   650-321-2800

        If to the Beneficial Owner:

                 Glaxo Wellcome Americas Inc.
                 499 Park Avenue
                 New York, New York 10022
                 Attention:   Jack G. Smith
                 Telephone:   212-308-1210
                 Facsimile:   212-308-5263

        If to the Trustee:

                 Wachovia Bank, N.A.
                 100 Main Street
                 Winston-Salem, North Carolina  27102
                 Attention:   John N. Smith, III, Executive Services Department
                 Telephone:   336-770-6984
                 Facsimile:   336-770-4059

                  23. INSPECTION. A duplicate of this Agreement and any extension hereof shall be filed with the Trustee and shall be open to inspection by any shareholder of the Company, any holder of a Voting Trust Certificate or the agent of either, upon the same terms as the record of shareholders of the Company is open to inspection.



                  [remainder of page intentionally left blank]

                  IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.


                                           COMPANY:


                                           AFFYMETRIX, INC.


                                           By:
                                              ----------------------------------
                                           Print Name:
                                                      --------------------------
                                           Title:
                                                 -------------------------------


                                           Address: 3380 Central Expressway
                                                    Santa Clara, CA  95051


                                           TRUSTEE:


                                           WACHOVIA BANK, N.A.


                                           By:
                                              ----------------------------------
                                           Print Name:
                                                      --------------------------
                                           Title:
                                                 -------------------------------


                                           Address: 100 Main Street
                                                    Winston-Salem, NC  27102


                                           GWA:

                                           GLAXO WELLCOME AMERICAS INC.


                                           By:
                                              ----------------------------------
                                           Print Name:
                                                      --------------------------
                                           Title:
                                                 -------------------------------


                                           Address: 499 Park Avenue
                                                    New York, NY  10022

                                   SCHEDULE I

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED, PLEDGED OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL TO THE HOLDER HEREOF (WHICH COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE COMPANY) THAT SUCH REGISTRATION IS NOT REQUIRED.

         THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON VOTING AND TRANSFER AS SET FORTH IN THE VOTING TRUST AGREEMENT, DATED AS OF APRIL __, 1998, A COPY OF WHICH IS AVAILABLE FROM THE COMPANY AND ANY SUCCESSOR THERETO.

         This certifies that Glaxo Wellcome Americas Inc. has deposited or has caused to be deposited 1,634,522 shares of the Series AA Preferred Stock of Affymetrix, Inc., a California corporation (the "Company"), under a Voting Trust Agreement, dated as of April __, 1998 (the "Voting Trust Agreement"), among the Company, Wachovia Bank, N.A. (the "Trustee"), and the Parties named in the Voting Trust Agreement. The Trustee shall possess and be entitled to the exclusive right to vote such shares upon the terms and subject to the conditions stated in the Voting Trust Agreement.

         This Voting Trust Certificate shall be transferable only on the records of the Trustee upon surrender hereof by the registered holder in person or by attorney duly authorized and, until so transferred, the Trustee may treat the registered holder as the owner of this Voting Trust Certificate for all purposes whatsoever, unaffected by any notice to the contrary. As a condition precedent to the making of any transfer of this Voting Trust Certificate, the Trustee may require the payment of a sum sufficient to cover the amount of any taxes or other governmental charges incident thereto.

         This Voting Trust Certificate is issued pursuant to, and the rights of the holder hereof are subject to and limited by the terms and conditions of, the Voting Trust Agreement. The holder of this Voting Trust Certificate, by the acceptance hereof, assents to and agrees to be bound by all the terms and conditions of the Voting Trust Agreement. Copies of the Voting Trust Agreement are on file at the principal office of the Company and at the office of the Trustee.

         Certificates for the number of shares in respect of which this Voting Trust Certificate was issued, or the net proceeds in cash or property of said number of shares at the time of surrender hereof, all as provided in the Voting Trust Agreement, shall be deliverable hereunder upon the termination of the Voting Trust Agreement.

Dated: ____________, 199_

                                                   WACHOVIA BANK, N.A.,
                                                   as Trustee


                                                   By:--------------------------

                                                   Its:-------------------------

                             EXHIBIT C OF EXHIBIT 2

                  THIS AMENDMENT TO GOVERNANCE AGREEMENT ("Amendment") is entered into as of April __, 1998, by and between Affymetrix, Inc. (the "Company") and Glaxo Wellcome PLC ("Glaxo Wellcome"). Capitalized terms not otherwise defined in this Amendment have the meaning given them in that certain Governance Agreement (the "Governance Agreement") dated as of July 6, 1995, by and between Affymetrix, Inc. and Glaxo Wellcome.

                                    RECITALS

                  A. The Company and Glaxo Wellcome constitute all of the parties to the Governance Agreement and desire to enter into this Amendment.

                  B. The Company and Glaxo Wellcome Americas Inc. ("GWA"), a wholly owned subsidiary of Glaxo Wellcome, are entering into that certain Series AA Preferred Stock Purchase Agreement ("Purchase Agreement") of even date herewith pursuant to which GWA is purchasing shares of the Company's Series AA Preferred Stock.

                  C. In order to induce the Company to enter into the Purchase Agreement and to induce GWA to invest funds in the Company pursuant to the Purchase Agreement, the Company and Glaxo Wellcome desire to make the amendments described herein to the Governance Agreement.

                  NOW, THEREFORE, in consideration of the mutual promises and covenants described below, the Company and Glaxo Wellcome hereby agree as follows:

                  1. Paragraph 1 of the Governance Agreement shall be amended and restated to read in full as follows:

                  "So long as GLAXO WELLCOME or any of its subsidiaries, including, but not limited to, Glaxo Wellcome Americas Inc., (collectively, "GW") together own, or are part of a group that owns, (a) a majority of the outstanding AFFYMETRIX voting shares, GW (or such group) will have the right to designate five out of nine AFFYMETRIX directors, (b) less than a majority but greater than 35% of the outstanding AFFYMETRIX voting shares, GW (or such group) will have the right to designate four out of nine AFFYMETRIX directors, (c) less than a 35% but greater than 25% of the outstanding AFFYMETRIX voting shares, GW (or such group) will have the right to designate three out of nine AFFYMETRIX directors, (d) less than 25% but more than 15% of the outstanding AFFYMETRIX voting shares, GW (or such group) will have the right to designate two out of nine AFFYMETRIX directors and (e) less than 15% but more than 5% of the outstanding AFFYMETRIX voting shares, GW (or such group) will have the right to designate one out of nine AFFYMETRIX directors, in each case such designations to be included as part of the management slate to be recommended to the shareholders subsequent to 1995. For purposes of determining the percentage of outstanding voting shares held by GW (or such group), shares of Series AA Preferred Stock held by GW shall not be counted; provided however, that upon conversion of the shares of Series AA Preferred Stock owned by GW into shares of Common Stock, such shares of Common Stock shall be counted for purposes of determining the percentage of outstanding voting shares held by GW (or such group). All discretionary proxies will be voted in favor of such nominees. GW (or such group) will otherwise vote its shares, or give its proxy to vote its shares, for the other nominees on the slate of directors recommended to the shareholders. The parties agree to take appropriate action, if necessary, to comply with the requirements of the California Corporations Code to make this provision valid and enforceable, including without limitation, to enter into a voting trust agreement."

               2. The last sentence of paragraph 6.2(a) of the Governance
                  Agreement is hereby amended and restated to read in its entirety as follows:

                  For the purposes of this Section 6.2 and Section 6.3, Registrable Securities' shall mean all Common Stock of the Company issued or issuable upon conversion of the Company's Series 1 Subordinated Convertible Preferred Stock, Series 2 Subordinated Convertible Preferred Stock and Series AA Preferred Stock, including Common Stock issued pursuant to stock splits, stock dividends and similar distributions with respect to such shares."

               3. For the purposes of Section 6.1(a) of the Governance
                  Agreement, "Common Stock" shall include all shares of Common Stock issued or issuable upon conversion of the Company's Series AA Preferred Stock.

               4. The terms and conditions of this Amendment and the
                  Governance Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

               5. This Amendment may be executed in two or more counterparts, each which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

               6. This Amendment shall be governed by and construed under the laws of the State of California as applied to agreements entered into solely between residents of and to be performed entirely within such state.

               7. The Governance Agreement and this Amendment constitute the entire agreement between the parties hereto pertaining to the subject matter thereof and hereof.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment to Governance Agreement as of the day and year first above written.



AFFYMETRIX, INC.                            GLAXO WELLCOME PLC



By:                                         By:
   ---------------------------------           ------------------------
   Title:  President/CEO                       Title:  Director




AGREED TO AND ACCEPTED BY:

GLAXO WELLCOME AMERICAS INC.



By:
   ---------------------------------
   Title:  Executive Vice President



                       SIGNATURE PAGE TO AFFYMETRIX, INC.
                       AMENDMENT TO GOVERNANCE AGREEMENT